Exhibit 5.1

[Letterhead of Blackwell Sanders Peper Martin LLP]

November 30, 2006

Monmouth Real Estate Investment Corporation
Juniper Business Plaza, Suite 3-C
3499 Route 9 North
Freehold, New Jersey  07728

Re:          Monmouth Real Estate Investment Corporation

Ladies and Gentlemen:

As special legal counsel for Monmouth Real Estate Investment Corporation, a Maryland corporation (the “Company”), we have been requested to render this opinion in connection with the Registration Statement on Form S-3, as amended, filed with the Securities and Exchange Commission (the “Commission”) on August 25, 2006 (the “Registration Statement”).  Pursuant to the Registration Statement, the Company proposes to issue and sell up to 1,332,500 shares of its 7.625% Series A Cumulative Redeemable Preferred Stock (the “Preferred Stock”) in accordance with the terms set forth in the prospectus supplement dated November 30, 2006 (the “Prospectus Supplement”) to the prospectus dated October 3, 2006 filed as part of the Registration Statement (the “Prospectus”).

We have examined the Company’s Registration Statement, the Prospectus, the Prospectus Supplement, an executed copy of the Underwriting Agreement dated November 30, 2006, by and among the Company and the several underwriters named therein (the “Underwriting Agreement”), the Company’s Charter, as amended, including the Articles Supplementary as filed with the State Department of Assessments and Taxation of Maryland as of December 1, 2006, the Company’s Bylaws certified by the Company as of the date hereof, resolutions of the Company’s Board of Directors dated as of June 28, 2006 and November 22, 2006, and resolutions of the Pricing Committee of the Board of Directors dated as of November 30, 2006 and such other documents as we have deemed necessary or appropriate in order to express these opinions.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, its directors and officers, had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

We do not express any opinion as to any laws other than the Maryland General Corporation Law (the “MGCL”).  Insofar as the opinions expressed herein relate to matters governed by laws other than the MGCL, we have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that:

The issuance of the Preferred Stock has been duly authorized and when issued and delivered by the Company and upon receipt of consideration therefor in accordance with the terms of the Underwriting Agreement, the Preferred Stock will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Blackwell Sanders Peper Martin LLP